Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric 610-727-7118 mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS DILUTED EARNINGS PER SHARE OF $0.63

AND RECORD OPERATING REVENUE OF $15.7 BILLION FOR DECEMBER QUARTER

Company Raises Fiscal 2007 Diluted Earnings Per Share Expectations to $2.45 to $2.60

VALLEY FORGE, PA, January 24, 2007 — AmerisourceBergen Corporation (NYSE:ABC) today reported results for its fiscal first quarter ended December 31, 2006. The following results are presented in accordance with U.S. generally accepted accounting principles (GAAP).

Fiscal First Quarter Highlights

•	Diluted earnings per share from continuing operations of $0.63, including $0.02 of net special charges, up 34 percent.

•	Record operating revenue of $15.7 billion, up 16 percent.

•	Pharmaceutical Distribution operating margin of 1.25 percent, up 21 basis points.

•	Capital deployment: $330 million in share repurchases, $144 million in acquisitions, dividend doubled.

“The December quarter’s excellent performance exceeded our expectations and provides strong momentum for the remainder of fiscal 2007,” said R. David Yost, AmerisourceBergen’s Chief Executive Officer. “Operating revenue was a record $15.7 billion, and our outstanding earnings per share results were driven by strong performance in our traditional distribution business as well as the continued strength of our specialty distribution business. We enhanced shareholder value by repurchasing a significant amount of our stock and doubling our dividend. Our balance sheet remains strong, and we continue to have excellent financial flexibility.”

Discussion of Results

AmerisourceBergen’s operating revenue was a record $15.7 billion in the first quarter of fiscal 2007 compared to $13.5 billion for the same period last year, a 16 percent increase. Bulk deliveries in the quarter decreased 8 percent to $1.0 billion from $1.1 billion in last fiscal year’s first quarter.

Consolidated operating income in the quarter increased 25 percent to $208.9 million, primarily due to an improved gross margin and productivity gains in the Pharmaceutical Distribution segment. In addition, $6.0 million of charges for facility consolidations, employee severance, and other costs, primarily related to costs of the spin off of PharMerica Long Term Care, and a $1.9 million gain from drug manufacturer antitrust litigation settlements, resulted in a net $4.1 million negative impact on consolidated operating income in the fiscal 2007 first quarter. The previous fiscal year’s first quarter operating income included an $18.0 million gain from antitrust litigation cases and charges for facility consolidations, employee severance, and other costs primarily related to the outsourcing of information technology activities of $8.8 million, for a net positive impact of $9.2 million.

The effective tax rate for the first quarter of fiscal 2007 was 39.1 percent compared to 38.5 percent in the same period last year.

Diluted earnings per share from continuing operations were $0.63 in the first quarter of fiscal 2007, compared to $0.47, in the previous fiscal year’s first quarter. The net per share impact of the gain from the antitrust litigation settlements and the charges from facility consolidations, employee severance and other costs, including rounding, was a negative $0.02 in first quarter of fiscal 2007. In the first quarter of fiscal 2006, the net per share impact of the gain from antitrust litigation settlements and the charges from facility consolidations, employee severance, and other costs, was a positive $0.03.

Average diluted shares outstanding for the first quarter of fiscal 2007 were 195.0 million, down from 210.3 million shares in the prior fiscal year’s first quarter, due to share repurchases by the Company.

“In the first quarter of fiscal 2007, outstanding operating results were driven by stronger than expected performance in our distribution businesses supported by our expanding service offerings,” said Kurt J. Hilzinger, AmerisourceBergen’s President and Chief Operating Officer.

“Our Specialty Group, which focuses on the distribution of specialty pharmaceuticals to physicians and the services to support that market, delivered 40 percent operating revenue growth – nearly half of the 16 percent increase in the Pharmaceutical Distribution segment – driven primarily by its large oncology distribution business and newer physician administered products in its other distribution businesses. The Group’s service businesses expanded with the addition of two acquisitions: IgG of America, a specialty pharmacy and infusion services business specializing in the blood derivative IVIG, and Access M.D., a Canadian provider of support services to manufacturers and providers of injectable and biological therapies.

“In the Drug Corporation, which provides pharmaceutical distribution and related services to pharmacies, operating revenue grew above overall pharmaceutical market growth and across all of its customer markets. The positive impact of generic drugs, the contribution of fee-for-service, and the benefits from Optimiz®, our productivity program, were drivers of the significant improvement in operating margin. PRxO® Generics, our generic formulary program, grew faster than the overall generic market in the first quarter of fiscal 2007.

“Over the remainder of the fiscal year, we expect operating revenue growth in the Drug Corporation to moderate to market growth levels primarily due to the decision not to renew a contract with a large, low-margin customer and the anniversary of our prior year Canadian acquisitions, which contributed nearly 1.5 percent to operating revenue growth in the first quarter of fiscal 2007.

“The Packaging Group delivered a solid quarter, meeting both internal revenue and operating margin expectations, while achieving a record amount of new business awards.

“Our PharMerica segment increased revenue 6.5 percent in the fiscal 2007 first quarter driven by a 7 percent increase in the institutional pharmacy business. PMSI, our workers’ compensation business, acquired Health Advocates, a leading provider of Medicare set-aside services, in the quarter to broaden its service offerings,” said Hilzinger.

Segment Review

AmerisourceBergen operates in two segments: Pharmaceutical Distribution (which includes the operations of AmerisourceBergen Drug Corporation, Specialty Group, and Packaging Group) and PharMerica (which includes the PharMerica Long Term Care institutional pharmacy business and PMSI, the workers’ compensation business). Intersegment sales of $232.5 million in the first quarter of fiscal 2007 from AmerisourceBergen Drug Corporation to PharMerica, which are included in the Pharmaceutical Distribution segment operating revenue, are eliminated for consolidated reporting purposes.

Pharmaceutical Distribution Segment

Operating revenue in the Pharmaceutical Distribution segment was $15.5 billion in the first quarter of fiscal 2007, an increase of 16 percent over the $13.3 billion of operating revenue in the same quarter of the previous fiscal year. Strong growth in the Specialty Group and Drug Corporation drove operating revenues above the Company’s expectations in the quarter.

Pharmaceutical Distribution customer mix in the first quarter of fiscal 2007 was 60 percent institutional and 40 percent retail.

For the segment, gross profit as a percentage of operating revenue in the first quarter of fiscal 2007 was 3.03 percent, a 6 basis point improvement over the 2.97 percent in the same period last fiscal year, due primarily to the positive impact of fee-for-service agreements and generic drugs.

Total expenses as a percentage of operating revenue in the fiscal 2007 first quarter were 1.78 percent, down 15 basis points from 1.93 in the same quarter of the previous fiscal year, reflecting economies of scale.

Segment operating income for the first quarter of fiscal 2007 was $194.1 million, a 40 percent increase over the previous fiscal year’s first quarter, and as a percentage of operating revenue, was 1.25 percent, a 21 basis point improvement from the first quarter of fiscal 2006.

PharMerica

PharMerica’s operating revenue for the first quarter of fiscal 2007 was $436 million, compared with $409 million in the previous year’s first quarter, up 6.5 percent. In the first quarter of fiscal 2007, PharMerica Long Term Care (LTC), operating revenues were $318 million and PMSI operating revenues were $118 million. Operating income for the first quarter of fiscal 2007 was $18.9 million, up slightly from the same quarter last fiscal year, with LTC contributing $9.1 million and PMSI contributing $9.8 million. Due primarily to the cost of acquiring and integrating Health Advocates and the infrastructure investments in PMSI, expenses increased in the quarter, and operating income as a percentage of revenue was 4.3 percent in the first quarter of fiscal 2007 down slightly from the 4.5 percent in last year’s first quarter.

Looking Ahead

“With the momentum from a stronger than expected first quarter, we are raising our expectations for fiscal year 2007 diluted earnings per share to a range of $2.45 to $2.60 from the previous range of $2.40 to $2.55,” said Yost. “The PharMerica Long Term Care business, which the Company currently expects to spin off on a tax-free basis to our shareholders by the end of March 2007, continues to represent $0.09 to $0.11 of our earnings expectations for all of fiscal year 2007.

“Our diluted earnings per share guidance for fiscal 2007 is based on the following assumptions: Operating revenue growth of 9 percent to 11 percent, raised earlier this month from a range of 7 percent to 9 percent; operating margin expansion in the Pharmaceutical Distribution segment; and free cash flow in the range of $425 million to $500 million, which includes capital expenditures in the $100 million to $125 million range. The Company also anticipates spending $450 million to $500 million to repurchase its common shares during fiscal year 2007.”

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Standard Time on January 24, 2007. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Executive Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in: (612) 332-0226, no access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 2:30 p.m. January 24, 2007 until 11:59 p.m. January 31, 2007. The Webcast replay will be available for 30 days.

To access the replay via telephone:

Dial in:	800-475-6701 from within the U.S., access code: 857491
(320) 365-3844 from outside the U.S., access code: 857491

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen (NYSE: ABC) is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $61 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 13,000 people. AmerisourceBergen is ranked #27 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes (including increased government regulation of the pharmaceutical supply channel); changes in U.S. government policies (including reimbursement changes arising from federal legislation, including the Medicare Modernization Act and the Deficit Reduction Act of 2005); price inflation in branded pharmaceuticals and price deflation in generics; declines in the amounts of market share rebates offered by pharmaceutical manufacturers to the PharMerica Long-Term Care business, declines in the amounts of rebates that the PharMerica Long-Term Care business can retain, and/or the inability of the business to offset the rebate reductions that have already occurred or any rebate reductions that may occur in the future; any disruption to or other adverse effects upon the PharMerica Long-Term Care business caused by the announcement of the Company’s agreement to combine the PharMerica Long-Term Care business with the institutional pharmacy business of Kindred Healthcare, Inc. into a new public company that will be owned 50% by the Company’s shareholders (the “PharMerica LTC Transaction”); the inability of the Company to successfully complete the PharMerica LTC Transaction; fluctuations in market interest rates; operational or control issues arising from the Company’s outsourcing of information technology activities; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar—Canadian dollar exchange rate and other foreign exchange rates; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; changes in tax legislation or adverse resolution of challenges to our tax positions; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the business of the Company generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31, 2006	% of Operating Revenue	Three Months Ended December 31, 2005	% of Operating Revenue	% Change
Revenue:
Operating revenue	$15,696,539	100.00%	$13,535,854	100.00%	16%
Bulk deliveries to customer warehouses	1,028,854		1,117,293		-8%

Total revenue	16,725,393		14,653,147		14%

Cost of goods sold	16,130,750		14,124,769		14%

Gross profit	594,643	3.79%	528,378	3.90%	13%

Operating expenses:
Distribution, selling and administrative	356,961	2.27%	331,859	2.45%	8%
Depreciation and amortization	22,800	0.15%	21,087	0.16%	8%
Facility consolidations, employee severance, and other	6,023	0.04%	8,827	0.07%	-32%

Operating income	208,859	1.33%	166,605	1.23%	25%

Other loss	66	0.00%	783	0.01%	-92%

Interest expense, net	8,143	0.05%	6,512	0.05%	25%

Income from continuing operations before income taxes	200,650	1.28%	159,310	1.18%	26%

Income taxes	78,463	0.50%	61,334	0.45%	28%

Income from continuing operations	122,187	0.78%	97,976	0.72%	25%

Loss from discontinued operations, net of tax	—		709

Net income	$122,187	0.78%	$97,267	0.72%	26%

Earnings per share:
Basic
Continuing operations	$0.64		$0.47		36%
Discontinued operations	—		—

Net income	$0.64		$0.47		36%

Diluted
Continuing operations	$0.63		$0.47		34%
Discontinued operations	—		—
Rounding	—		(0.01)

Net income	$0.63		$0.46		37%

Weighted average common shares outstanding:
Basic	192,391		208,250
Diluted	194,970		210,349

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2006	September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$798,389	$1,261,268
Short-term investment securities available-for-sale	445,653	67,840
Accounts receivable, net	3,422,833	3,427,139
Merchandise inventories	4,628,473	4,422,055
Prepaid expenses and other	36,533	32,105

Total current assets	9,331,881	9,210,407

Property and equipment, net	518,684	509,746
Other long-term assets	3,192,353	3,063,767

Total assets	$13,042,918	$12,783,920

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,766,052	$6,499,264
Current portion of long-term debt	1,155	1,560
Other current liabilities	1,020,115	958,364

Total current liabilities	7,787,322	7,459,188

Long-term debt, less current portion	1,210,938	1,093,931

Other long-term liabilities	105,387	89,644

Stockholders’ equity	3,939,271	4,141,157

Total liabilities and stockholders’ equity	$13,042,918	$12,783,920

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005
Operating Activities:
Net income	$122,187	$97,267
Adjustments to reconcile net income to net cash provided by operating activities	56,583	52,221
Changes in operating assets and liabilities	109,101	81,019

Net cash provided by operating activities	287,871	230,507

Investing Activities:
Capital expenditures	(28,135)	(27,913)
Cost of acquired companies, net of cash acquired	(143,543)	(81,119)
Proceeds from sales of property and equipment	1,980	1,868
Proceeds from sale-leaseback transactions	—	28,143
Net short-term investment activity	(377,813)	(360,492)

Net cash used in investing activities	(547,511)	(439,513)

Financing Activities:
Net borrowings	121,816	99,739
Deferred financing costs and other	(1,605)	(295)
Purchases of common stock	(325,632)	(88,922)
Exercise of stock options	11,841	33,607
Cash dividends on common stock	(9,659)	(5,210)

Net cash (used in) provided by financing activities	(203,239)	38,919

Decrease in cash and cash equivalents	(462,879)	(170,087)

Cash and cash equivalents at beginning of period	1,261,268	966,553

Cash and cash equivalents at end of period	$798,389	$796,466

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,
Operating Revenue	2006	2005	% Change
Pharmaceutical Distribution	$15,493,123	$13,348,153	16%
PharMerica	435,885	409,258	7%
Intersegment eliminations	(232,469)	(221,557)	-5%

Operating revenue	$15,696,539	$13,535,854	16%

	Three Months Ended December 31,
Operating Income	2006	2005	% Change
Pharmaceutical Distribution	$194,133	$138,876	40%
PharMerica	18,859	18,507	2%
Facility consolidations, employee severance, and other	(6,023)	(8,827)	32%
Gain on antitrust litigation settlements	1,890	18,049	-90%

Operating income	$208,859	$166,605	25%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	3.03%	2.97%
Operating expenses	1.78%	1.93%
Operating income	1.25%	1.04%

PharMerica
Gross profit	28.17%	27.80%
Operating expenses	23.85%	23.27%
Operating income	4.33%	4.52%

AmerisourceBergen Corporation
Gross profit	3.79%	3.90%
Operating expenses	2.46%	2.67%
Operating income	1.33%	1.23%

AMERISOURCEBERGEN CORPORATION

EARNINGS PER SHARE

(In thousands, except per share data)

(unaudited)

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus the dilutive effect of stock options and restricted stock.

	Three Months Ended December 31,
	2006	2005
Income from continuing operations	$122,187	$97,976

Weighted average common shares outstanding - basic	192,391	208,250
Effect of dilutive securities - stock options and restricted stock	2,579	2,099

Weighted average common shares outstanding - diluted	194,970	210,349

Earnings per share:
Basic
Continuing operations	$0.64	$0.47
Discontinued operations	—	—

Net income	$0.64	$0.47

Diluted
Continuing operations	$0.63	$0.47
Discontinued operations	—	—
Rounding	—	(0.01)

Net income	$0.63	$0.46